                                                                    Exhibit 12

                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)



                                                     Year Ended December 31,                        Nine Months Ended
                                        ----------------------------------------------------------    September 30,
                                            1997       1998        1999        2000        2001           2002
                                        ----------  ----------  ----------  ----------  ----------  -----------------
Earnings:
    (Loss) Income from Continuing
    Operations before Provision
    (Benefit) for Income Taxes &
    Minority Interest                     $(4,601)     $ 3,391    $ 9,841    $(18,032)   $ (8,131)      $ 87,365
     Add: Fixed Charges                    37,489       61,169     73,957     154,975     177,032        133,328
                                        ----------  ----------  ----------  ----------  ----------  -----------------
                                          $32,888      $64,560    $83,798    $136,943    $168,901       $220,693
                                        ==========  ==========  ==========  ==========  ==========  =================
Fixed Charges:
     Interest Expense                     $27,712      $45,673    $54,425    $117,975    $134,742       $101,685
     Interest Portion of Rent Expense       9,777       15,496     19,532      37,000      42,290         31,643
                                        ----------  ----------  ----------  ----------  ----------  -----------------
                                          $37,489      $61,169    $73,957    $154,975    $177,032       $133,328
                                        ==========  ==========  ==========  ==========  ==========  =================
Ratio of Earnings to Fixed Charges           0.88x        1.06x      1.13x       0.88x       0.95x          1.66x
                                               (1)                                 (1)         (1)



(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the years ended December 31, 1997, December 31, 2000, and December 31, 2001, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601, $18,032, and $8,131 to cover its fixed charges of $37,489, $154,975 and $177,032, respectively.